                         INDEPENDENT AUDITOR'S REPORT

To the Members
Flemington Golf & Sports Center LLC
Flemington, New Jersey

   We have audited the accompanying balance sheet of Flemington Golf & Sports Center LLC as of December 31, 1995, and the related statements of operations and members' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present farily, in all material respects, the financial position of Flemington Golf & Sports Center LLC as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company suffered recurring losses from operations and has a net members' deficiency, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
                                          Certified Public Accountants

February 28, 1996
 (Except for Note 8, as to which
  the date is March 7, 1996)

                    FLEMINGTON GOLF AND SPORTS CENTER LLC
                                BALANCE SHEET
                              DECEMBER 31, 1995

                 ASSETS
Current Assets
 Cash .................................   $    715
                                        ----------
 Total Current Assets .................               $      715
Building and Equipment, at fair value                  1,600,000
                                                    ------------
                                                      $1,600,715
                                                    ============
   LIABILITIES AND MEMBERS' DEFICIT
Current Liabilities
 Bank loans payable ...................   $516,397
 Note payable .........................    744,152
 Accounts payable and accrued expenses     521,583
 Due to related parties ...............    107,814    $1,889,946
                                        ----------
Members' Deficit ......................                 (289,231)
                                                    ------------
                                                      $1,600,715
                                                    ============

                      See notes to financial statements.

                    FLEMINGTON GOLF AND SPORTS CENTER LLC
                 STATEMENT OF OPERATIONS AND MEMBERS' DEFICIT
                              DECEMBER 31, 1995

 Sales ............................. $  500,657
Cost of Sales .....................     486,053
                                    -----------
Gross Profit ......................                $    14,604
Operating Expenses ................                    413,381
                                                 -------------
Loss from Operations ..............                   (398,777)
Other Deductions
 Impairment of facility ...........   2,448,045
 Interest expense .................     128,190      2,576,235
                                    -----------  -------------
Net Loss ..........................                 (2,975,012)
Members' Equity, beginning of year                   2,696,408
                                                 -------------
                                                      (278,604)
Withdrawals .......................                     10,627
                                                 -------------
Members' Deficit, end of year  ....                $  (289,231)
                                                 =============

                      See notes to financial statements.

                     FLEMINGTON GOLF AND SPORTS CENTER LLC
                           STATEMENT OF CASH FLOWS
                              DECEMBER 31, 1995

 Cash Flows from Operating Activities
 Net loss ................................................   $(2,975,012)
 Adjustments to reconcile net loss to net cash provided
 by  operating activities
  Impairment of facility .................................     2,448,045
  Depreciation and amortization ..........................        46,771
  Decrease in operating assets
   Inventories ...........................................       201,069
  Increase in operating liabilities
   Accounts payable and accrued expenses .................       286,621
                                                           --------------
   Net cash provided by operating activities .............                   $  7,494
Cash Flows from Investing Activities
 Purchase of property and equipment ......................       (50,822)
                                                           --------------
   Net cash used in investing activities .................                    (50,822)
Cash Flows from Financing Activities
 Repayment of bank loans .................................       (59,018)
 Repayments of notes payable .............................       (46,828)
 Withdrawals by members ..................................       (10,625)
 Borrowings from related parties .........................        98,660
                                                           --------------
   Net cash used in financing activities .................                    (17,811)
                                                                           ----------
Net decrease in cash .....................................                    (61,139)
Cash, beginning of year ..................................                     61,854
                                                                           ----------
Cash, end of year ........................................                   $    715
                                                                           ==========

                      See notes to financial statements.

                    FLEMINGTON GOLF AND SPORTS CENTER LLC
                        NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Activity

   The Company is a New Jersey limited liability company in the business of operating and managing a golf and sports center.

 Income Taxes

   The Company is treated as a partnership for Federal income tax purposes. Consequently, Federal income taxes are not payable by, or provided for the Company. Members are taxed individually on their share of the Company's earnings or losses. The Company's net income or loss is allocated among the members in accordance with the operating agreement of the Company. The financial statements do not reflect a provision for income taxes.

 Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 -- IMPAIRMENT OF FACILITY

   The Company has adopted Statement of Financial Accounting Standards No. 121 (Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of).

   If the sum of the expected future cash flows is lesser than the carrying amount of the asset, an impairment loss is recognized. The expected future cash flows of the property, plant and equipment would be $1,600,000 compared to the carrying amount of the asset of $4,048,045, resulting in an impairment loss of $2,448,055 (see below).

   On February 1, 1996, the Company received and accepted a letter of intent from a public company, offering to acquire all of the assets and ownership interests of the Flemington Golf and Sports Center. The consideration to be paid consists of 100,000 shares of the acquiror's common stock, which has an approximate fair market value of $2,000,000 at the balance sheet date. The stock is deemed to be "restricted securities" as such term is defined under Rule 144 of the Securities Act of 1933 and such shares can only be sold in accordance with the provisions of this Rule including a holding period.

   Management of the Company has advised that arrangements have been made with a brokerage firm to immediately purchase the restricted stock at a discount of 20% which would result in a payment to the Company of $1,600,000.

NOTE 3 -- CONTINGENCIES

 Going Concern

   As shown in the accompanying financial statement, the Company incurred a net loss of $2,975,012 during the year ended December 31, 1995, and as of that date, the Company's current liabilities exceeded its current assets by $1,889,231 and its total liabilities exceeded its total assets by $289,231. In addition, the Company has sustained significant operating losses since inception.

   Those factors, as well as the uncertain condition that the Company faces regarding its loan agreements create an uncertainty about the Company's ability to continue as a going concern.

                    FLEMINGTON GOLF AND SPORTS CENTER LLC
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)

NOTE 3 -- CONTINGENCIES  (Continued)
 Management of the Company has accepted a letter of intent to sell the assets (as discussed in Note 2), however, the ability of the company to continue as a going concern is dependent on the successful completion of the sale and a possible guarantee by the members to fund any shortfall of funds in order to provide full payment to all the creditors. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 -- BANK LOANS PAYABLE

   The obligations consist of the following:

 Note payable, Valley National Bank, requiring monthly payments of $44,167 plus interest at 1 1/2 % over the base commercial lending rate of the bank. The loan matures May 18, 1998. The loan is collateralized by the inventory and personally
 guaranteed by the members and is in default at this date. (a)  .   $383,333
Note payable, Valley National Bank, requiring monthly payments of $2,381 plus interest at 1 1/2 % over the base commercial lending rate of the bank. The loan is collateralized by the
 members and is in default at this date. (a) ....................    133,064
                                                                  ----------
                                                                    $516,397
                                                                  ==========

------------

(a) There is currently pending litigation filed against the Company and other defendants by Valley National Bank (because of loan covenant violations). At present, no answer has been filed, however, it is anticipated that the revenues from the proposed sale will resolve the litigation.

NOTE 5 -- NOTE PAYABLE

 The Company is obligated to a company affiliated with the
 land-owner, requiring monthly payments of $9,496 to be applied first to interest at 7 1/2 % per annum and the balance to
 principal. The note matures on May 1, 1998 and is
 collateralized by all assets of the Company (excluding the
 inventory) and is in default at this date. .....................  $744,152
                                                                  =========

NOTE 6 -- RELATED PARTY TRANSACTIONS

   The company has purchased and sold merchandise from a related party on open account and at no mark-up. Purchases for the year amounted to $9,932 and sales for the year were $32,784.

                    FLEMINGTON GOLF AND SPORTS CENTER LLC
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)

 NOTE 7 -- LEASE COMMITMENTS

   The Company is obligated under a ten year lease which terminates April 30, 2003. Rent expense for the year was $102,000. Under the negotiated terms of the pending sale, the landlord will release the Company from this obligation (see Note 2). Rental payments under the lease are as follows:

 1996 .........  $102,000
1997 .........    102,000
1998 .........    102,000
1999 .........    102,000
2000 .........    102,000
Thereafter  ..    238,000
               ----------
                 $748,000
               ==========

NOTE 8 -- SUBSEQUENT EVENT

   In March 1996, the Company successfully completed the sale of all the assets to a public company (see Note 2).